Exhibit 99.1

Russ Fradin: Key Financial Arrangements

Position:   Chairman & CEO, Aon Hewitt

Executive Committee Member

Section 16 Officer

Contract length: 5 years (subject to earlier termination provisions); Tier 1 Change in Control Agreement, without excise tax gross-up but inclusive of “best of” provision

Base:      $1,000,000

Annual Incentive: Executive Incentive Plan with target 150% Base Salary. Range to 450%. Incentives currently paid 65% in cash and 35% in restricted stock (RSUs) over 3 years. Dividend equivalents paid on RSU portion. Guaranteed minimum incentive of $1,500,000 for 2011 only (covers15 month period to bridge Hewitt 9/30 year end)

Stock: Total target award of $6 million. Proposed components as follows:

•   $2.0 million time vested RSUs awarded on closing

Stock vests over 5 years (0%,25%,25%,25%,25%). Continued vesting if retires, terminates without Cause or terminates for Good Reason after three years. Pro rata vesting prior to three years.

•   $2.0 million Aon-wide Performance Plan award (LPP) in March 2011.

The LPP award is granted 100% in Performance shares. Actual Performance share vesting is 0% to 200% of the initial value based on results. The Performance Shares vest in March 2014 based on cumulative EPS of Aon Corporation 2011-2013.  Pro rata vesting for retirement at or after age 55.

•   $2.0 million Aon Hewitt Performance Plan award (AHPP) in March 2011.

The AHPP would be base on the performance of Aon Hewitt through integration and the first 3 years of performance (2011-2013). Specific conditions to be agreed but will be similar to the LPP plan above, including pro rata vesting for retirement at or after age 55.

Benefits: Standard US benefits including DC pension plan, vacation, medical, dental, life insurance, executive benefits for health screening and financial planning.

Transition Stock: $5.0 million

Represents approximate Hewitt Change in Control departure payment otherwise payable upon departure from Hewitt (or successor) pursuant to Hewitt’s Amended and Restated Change-in-Control Executive Severance Plan.  Granted in fully vested RSUs that will be distributed only upon departure from Aon. Will be awarded as of Close.  In addition, he will hold stock options for approximately 230,000 shares that vest on Closing and approximately $500,000 of restricted stock that similarly vests until the end of 2011 or earlier termination and future equity grants (net of any taxes and exercise prices that are paid) until departure from Aon.

Future Long Term Awards:  Discretionary and subject to applicable plans agreed from time to time.

Other:  Restrictive covenants and termination contractual provisions to be agreed.